EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day, everyone, and welcome to the IDEX second quarter 2009 earnings results conference call. This call is being recorded.
At this time for opening remarks and introductions, I would like to turn the call over to Mr. Heath Mitts, Vice President of Corporate Finance. Please go ahead, sir.
Heath A. Mitts, Vice President, Corporate Finance
Thank you, Daniel. Good morning, and thank you for joining our discussion of the IDEX second quarter 2009 financial results.
Yesterday, we issued a press release outlining our company’s financial and operating performance for the three-month period ending June 30, 2009. The press release along with the presentation slides to be used during today’s webcast can be accessed on our company website at www.idexcorp.com.
Joining me today from IDEX management are Larry Kingsley, Chairman and CEO, and Dom Romeo, Vice President and CFO.
The format for our call today is as follows. We will begin with an update on our overall performance for the quarter and then provide detail on our four business segments. We will then wrap up with the outlook for 2009 and the third quarter. Following our prepared remarks, we’ll then open the call for your questions.
If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes, by dialing the toll-free number 888-203-1112 and entering the conference ID 6940348 or simply log on to our company homepage for the webcast replay.
As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.
With that, I’ll turn this call over to our Chairman and CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Thanks, Heath. Good morning, everyone. Before we get started with the slides, I’ll give you a brief update on the market conditions that we are seeing and anticipating for the remainder of the year.
First, as we discussed in our last earnings call, we thought we were finding the bottom in most of our end markets and that was indeed the case. In general, we have seen a leveling off of demand and while year-over-year results are still unfavorable the majority of our end markets have stabilized.
In our earnings release, you’ll probably notice that we took down the top end of our ‘09 EPS guidance from $1.55 to $1.45. As you will recall from our first quarter earnings call, our forecast assumption to reach the higher end of our EPS guidance assumes some level of second-half recovery. We do not see a broad-based recovery at the present time.

However, we have positioned ourselves very well through the countermeasures taken over the past few quarters, and we’ll be in a very strong position coming out of this economic downturn. And the restructuring actions required for us to achieve our earnings guidance are essentially completed.
Our operating margins have been protected, and our cash flow is very strong. So while we lowered our top end of EPS estimates, due to strong execution, we have raised our profitability and free cash flow estimates. Adjusted operating margins should end the year near 15% and we would expect free cash flow to exceed 120% of net income.
Our new products are on track although we have undertaken aggressive restructuring actions. We have protected our new product and growth initiatives. Our customers remain our number one focus, and we have maintained or improved our market share through the downturn. In general, coming out of this, we’re in great shape for profitable growth as our end markets do improve.
So now I’ll jump into the presentation and talk about the quarter. And I’m on the slide titled Q2 2009 Financial Performance. For the quarter, orders were down 21% and sales were down 15. That’s down 17% organically. First quarter adjusted operating margin of 14.9% was down 320 basis points due to the lower revenue offset by the cost actions taken.
Adjusted EPS at $0.37 for the quarter was down 31%. Free cash flow was $50 million, which included approximately four million of restructuring-related payments and six million of pension contribution, which fulfils our full-year pension obligation.
Overall, as I said, I’m very pleased with the results of our restructuring efforts. Despite the topline pressures, we’ve been able to hold operating margins in the mid-teens, which is a direct result of our inherent flexibility in the operating model. Our operating teams have stepped up to meet the underlying market challenges and quickly right-sized our cost structure while preserving the resources to support our growth initiatives.
I’m also very pleased with our cash flow. Since the end of the first quarter, our inventory is down 9% and we’ve made solid improvement in our receivables. CapEx requirements remained very IDEX like, which is consistently five to six million per quarter, mainly due to — mainly to support new products and cost reduction activities. Again our operating teams have responded well to the challenges, and we look forward to continue progress, as our strong cash generation facilitates future growth.
So I’ll walk through the results by segment. I’m now turning to the slide number five. For the Fluid & Metering segment, orders were down 17% in the quarter, organic orders were down 24 reflecting CapEx constraints that are present in most of the process and equipment markets.
Sales decreased 12%, down 20% on an organic basis. Adjusted operating margin of 17.2% was down 140 basis points from Q2 of last year. The chemical end markets, which represent about 25% of the FMT segment sales, were down the most in the quarter.
Going forward or sequentially, we expect the major chemical end markets to be flat to down slightly in the second half of ‘09. And with regard to the other FMT end markets, water, which is also roughly 25% of the segment, improved in the second quarter versus the first quarter. However, much of our water business is still being constrained by municipal budgets that are anticipating federal assistance. So while we’ve seen a very nice increase in quote activity we’re only anticipating a moderate sequential improvement in the second half of ‘09.
As you’ve probably read, the federal stimulus dollars have been slow to reach the market, and we’re seeing the same, with projected stimulus impact coming late in ‘09 and more likely in 2010. The energy end markets, again roughly 25% of the segment, have experienced less topline pressure due to global project demand. Again we saw modest sequential improvement in the second quarter. Going forward our project activity, and that’s primarily outside of the U.S., will support second-half sequential growth.
So in summary, for the FMT segment, energy and water should see conditions improve albeit modestly in the second half. The other half of the segment, chemical, industrial automation and the products that serve some of the food and beverage end markets, may lag in recovery given the over-capacity and lack of demand from some of those end consumers.
In our Health & Science segment, total orders were down 21% for the quarter and that’s down 24% organically. Sales were down 15% in total and down 18% organically. Our core HST business, which represents about 60% of the segment, was down slightly, while the remaining more industrially focused or exposed HST businesses had a significant year-over-year decline.
Operating margin of 15.7% was down 250 basis points compared to prior year, due to the lower revenue. Our outlook for HST has not changed. For the second half we expect our core HST business to be roughly flat versus last year.
However, in the 40% of the segment, which is a bit more industrially exposed, we’re seeing year-over-year declines and that will be north of 20%. All in for HST, we expect second half of ‘09 to be flat versus the first half.
For the long term, our core market focus, those fluidic devices that are used in R&D applications and clinical diagnostic applications continued to provide a powerful platform for growth. And we anticipate that end market demand for the new generation of equipment and our IDEX contents on that equipment will drive our growth.
So on Dispensing on slide seven, total orders in the quarter were down 34%, organically down 27. Sales decreased 19 and organically were down 13. Adjusted operating margin of 21.9% improved significantly versus recent quarters, due to cost reductions and higher revenue. In the second quarter, we experienced the higher volume of the fulfillment of a replenishment order in a North American retail channel. This project has been largely completed.
Unfortunately, in the underlying market conditions though for both North America and Europe remain soft. During the second quarter we saw demand in Europe drop off significantly. One bright spot in the space though is that the new paint chemistries, that is the low-VOC chemistries, the environmentally safe products that are being introduced, require updated dispensing capability.
And we’re beginning to see system upgrades, retrofits and replacements as a function of those new paint products. We anticipate that both North America and Europe sales will benefit from required changes.
The short term as we move into the second half of ‘09, we’re projecting sales to decline versus the first half, primarily due to no large retail projects that are committed over the next six months.
In summary, for the segment, no big, short-term programs, but the drivers will continue to drive upgrade and replacements, and cost actions that we’ve taken to size the segment accordingly positions us well to ensure profitability and very strong cash generation.
Moving now over to Fire & Safety. And I’m on slide eight. For the quarter, total orders were down 21%, down 16% organically. Sales were down 20%, organically sales were up 14%. Operating margin at 22.1% was down 230 basis points compared to prior year. That’s almost entirely due to volume.
As anticipated global demand for rescue tools and fire suppression products drove performance in the second quarter. In the second half, we expect rescue tools to achieve flat to modest growth sequentially due to continued international market opportunities.
The rescue tools team has done a really nice job of winning market share through new products and applications, as well as leveraging their global distribution footprint. Fire suppression had a strong first half, is expected now to remain stable through the remainder of the year, although we are keeping a close eye on the municipal spend that’s uncommitted to projects in the fourth quarter of this year.
The band clamping market again within this segment appears to have bottomed out. And although it will be a couple of quarters until we see year-over-year growth, we do anticipate second-half improvement for BAND-IT due to largely new product wins that we already have in sight. So overall, for the segment we expect flat to modest growth sequentially in the second half of ‘09.

So now I’m going to turn our attention to guidance, slide nine summarizes our current view. Again, EPS in the $1.35 to $1.45 range, we feel our cost actions have ensured the bottom end of our range and they have positioned us very well.
Organic growth down approximately 15%, FX at current rates will have a negative impact on sales of approximately 3%, and acquisitions add six to 7%. Moving forward into the second half, we expect FMT, HST and Fire & Safety to achieve flat to modest growth versus the first half of the year, and Dispensing to be down in the second half.
Adjusted operating margin should finish the year near 15% for the year and our earnings projections exclude our estimate for additional cost actions of 0.02 to $0.03 for the second half of ‘09.
And as far as other modeling items, the tax rate is anticipated to be 34%, CapEx will be 23 to $25 million for the year and we will continue to convert cash well in excess of net income.
For Q3 our EPS range is 0.33 to $0.37 and within that organic growth is assumed to be down approximately 70%.
And so that’s it. Essentially with that we’ll open the line for questions. Operator?

          QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. The first question will come from Jim Lucas with Janney Montgomery Scott.
<Q — Jim Lucas>: Are you there?
<A — Larry Kingsley>: We are there, Jim. How are you?
<Q — Jim Lucas>: Okay. Great, thank you. With regards to the strong cash that you’re generating and balance sheet in good shape, could you maybe talk a little bit from a capital allocation standpoint, where the priorities are today and in particular on the M&A side? What you’re seeing in the pipeline, particular areas of focus, as well as have you seen any changes in the valuation that are out there?
<A — Larry Kingsley>: Sure. Jim, first just to restate and maybe quantify, we do think we’re in great shape. The balance sheet I think as you’ve already noted has us in a great position relative to coverage ratio, with net debt to cap is under 26% or so. So we’ve got a very solid foundation.
Cash flow for the quarter I think is indicative of the fact that we’re on top of working capital, we don’t see huge CapEx requirements for the remainder of the year, matter of fact as we look forward into 2010 just a little bit of visibility, we’re just really pleased frankly with where the cash position takes us.
So plenty of capacity and capability looking forward. Now, to get back to your question with regard to valuations on properties, there’s a little bit of dislocation right now still in the market I would say and that is that sellers’ prices versus buyers’ prices are a bit off. We do see that narrowing, we have a number of interesting, very strategic things that we’re working on right now, couple of things that were traveling for this summer. And they sit right in the square of the target of what we’re after for existing segment build-outs.
As we think about the strategy for capital allocation, it’s, essentially we’re after where the cash is flowing as this economy does return, and we like the infrastructure position that we’ve built out, both acquisitively and organically over the last couple of years. More of that to come, including where we would go spend acquisitively.
We like the initial position that we’ve put in place with respect to our ag space, which we never had prior to a couple of years ago. So there’s a couple of things that make sense to complement our initial position that’s acquired there.
We also like the Health & Science space a lot, as you know, and there is some very interesting both organic re-investment, as well as acquisitive investments there, that again a little bit of a current price dislocation, transactional price dislocation, but things narrowing to the point I think of where we’ll have opportunities between now and the end of the year. We’re not going to peg a number of transactions or a capital spend number for the remainder of the year. We’re going to continue to chase the ones we like the most, and over the next 12 months or so I think you’ll see the model at work though.
<Q — Jim Lucas>: Okay. And switching gears with regards to stimulus dollars, you mentioned on the water side, and I think we’ve all noted how slow those dollars have been to flow down to the project level. Within HST, have you seen any increase in quoting activity there with the potential for NIH funding increasing?
<A — Larry Kingsley>: We have, we’ve begun to see just the beginning of it. There’s new equipment that is likely to be purchased as a function of NIH budget increases, I was with one of our HST teams for a day last week, and certainly there is all forms of incremental spend that are being targeted, but we’re seeing the beginnings of quote activity as a function of equipment buying and that should start to ramp we think toward the end of the year.
<Q — Jim Lucas>: Okay. And finally from a geographical basis, could you give us some color on what you’re seeing in Europe and Asia? Are there just overall geographically or any particular markets positive or negative standing out trend-wise?

<A — Larry Kingsley>: Yeah. Not a demonstrable difference for us in the quarter with respect to Europe versus North America, North America being a bit better when you take that Dispensing replenishment order out, the base rate for the rest of the business was not hugely different.
With respect to Asia, we didn’t see as much growth in Asia in the quarter as we would have liked. Some of that is a function of kind of project-specific stuff, when we look at year-on-year comps. Looking forward, for the three regions, we’re expecting that North America outperforms Europe for the second half and that Asia outperforms all the above. But there’s work to be done in all three regions to achieve a return to the sequential numbers that we talked about or achieve into the sequential numbers we talked about in our prepared remarks.
<Q — Jim Lucas>: Okay, great. Thanks a lot, Larry.
<A — Larry Kingsley>: Sure.
Operator: Is there anything further, Mr. Lucas?
<Q — Jim Lucas>: I do not.
Operator: And next we’ll hear from Mike Schneider with Robert W. Baird.
<Q — Mike Schneider>: Maybe first, we can address just the order rate of minus 22% this quarter. Can you give us a sense of what that looked like on a monthly basis and indeed what they were relative to your budget?
<A — Larry Kingsley>: Relative to our budget?
<Q — Mike Schneider>: Yeah, just your expectations.
<A — Larry Kingsley>: Yeah, there’s two elements to the organic orders in the quarter, Mike, and I’ll let Dom give you the linearity after I get started here. So one, there was the lack of a big Dispensing order in the quarter. You had the Dispensing sales in the quarter, but not the order that generated that sales.
Two, from a comp standpoint, you had principally FMT, but also a relatively tough comp, so that’s the issue that applies when you look at the two that construct that organic orders number for the quarter. And then the linearity, Dom?
<A — Dominic Romeo>: Sure, Mike, and if you kind of address the Q1 versus Q2, if you take out the Dispensing order in Q1, it was a modest increase sequentially, but in the quarter, orders were 101 in April, 107 in May, and 110 in June. And when you dig into that kind of by enterprise, it pretty much supports the commentary we had with regard to how we see the second half. So a bit of a modest uptick if you take out the Dispensing order that we booked in the month of March.
<Q — Mike Schneider>: Okay. And are you able Dom to kind of adjust for seasonality there, would a typical Q2 look like this for June, June being the strongest month?
<A — Dominic Romeo>: Typically that’s correct, Mike, it would.
<Q — Mike Schneider>: Okay. And then just drilling into HST on Jim’s question, the NIH money, your customers in that segment in the core business are looking for I guess lesser single-digit declines in their business versus your earlier commentary even going back to the beginning of this year of about minus 10 in that business. Have you raised your expectations at all, and is that in the new guidance? Or I guess maybe can you give us some color as to why you still believe you’re going to be down more than your customer forecast?
<A — Larry Kingsley>: I think we’ve yet to see all of our customer forecast as a result of this quarter’s calls. And so, I think we should tune into those, but we have included the assumptions that you spoke of in our aggregate assumptions for the back half of the year.

Within HST we talked about some sequential improvement for the core business, which is obviously the NIH impacted element of the HST segment, and that’s offset by what we think on the other side as you know like the Gast business and some of the other non-core businesses where we think the industrial exposure and some of the commercial market exposure there will be — continue to be down, maybe down demonstrably. So the NIH money that is incremental to the natural spend rate, I don’t think we’re going to see hit us in terms of our impact where we stand within the food chain until the very end of the year. So with that in mind we don’t see a big back-half lift.
<Q — Mike Schneider>: Okay. And then switching to Dispensing, so the margins here are very volatile as usual and when you’re running at about this 30, $32 million quarterly rate the margins are usually down in the low double-digits and then once you peak over this 40, $45 million rate you are up in the 20s. Can you give us some sense now how that business has changed with the Milan closure and what we should be thinking about, just on a new dollar threshold because I presume seasonally Dispensing will be down especially with the absence of major programs? So are we back to the low $30 million rate and low double-digit margins or does Milan make that number substantially higher than we’re used to?
<A — Larry Kingsley>: I don’t want to get into new breakeven points for the business, Mike, as a function of all the costs that we’ve taken out over the last three quarters in particular. But there certainly is a lower breakeven point for that business now and the numbers that we can achieve on a $30 million topline quarterly assumption basis are a little better than what you have just stated, not demonstrably so, but couple of points there.
<Q — Mike Schneider>: Put differently, what does Milan save you annually?
<A — Dominic Romeo>: Five million.
<A — Larry Kingsley>: Yes, it’s about five, $5.5 million.
<Q — Mike Schneider>: Okay, okay.
<A — Larry Kingsley>: There is other cost actions obliviously globally within Dispensing.
<A — Dominic Romeo>: And Mike, as you know, that’s already in the Q1 and Q2 run rates of the margin.
<Q — Mike Schneider>: Right, right. Okay, thank you.
<A — Larry Kingsley>: Sure, Mike.
Operator: And the next question will come from Matt Summerville with KeyBanc. Please go ahead with your question.
<Q — Matt Summerville>: Just to stick with Dispensing for a second. Larry, should we assume then, I just want to make sure I understand the progressions, first half or second half, that we should assume the quarterly run rate in sales in Dispensing to be more in line with what you experienced in Q1 for the remainder of the year. Is that accurate?
<A — Larry Kingsley>: That’s accurate.
<Q — Matt Summerville>: And then you had mentioned in your prepared remarks that there is changes that are — will be occurring in certain paint chemistries that you believe will drive some replacement in upgrade, is there any timing, any way you can quantify how much of your installed base might be subject to that?
<A — Larry Kingsley>: The impact over time for both Europe and North America will be over 50% of the paint that’s dispensed, the time horizon for which that takes place is probably two years or so. Now it’s yet to be determined based on the specific paint chemistries, how much of the equipment gets replaced versus upgraded, in some cases existing equipment can get upgraded, in other cases they need to be fully replaced. In a very robust economy I think nearly all of it will get replaced, there may be some thinking towards trying to upgrade versus replace until that economy supports the full replacement activity.

So in terms of how it impacts the numbers, we don’t think over the next six months that’s going to be huge. As we work our way into 2010 it should be quarterly sequentially a bigger portion of what we see driving sales activity within the segment.
<Q — Matt Summerville>: All right. And then just one final question on HST. During the quarter you experienced a pretty flat sequential revenue run rate around $74 million, margins were down a little over 100 basis points. Can you talk again sequentially, can you talk about what you experienced there in terms of mix because it sounded like the non-core businesses were absolutely down more dramatically than the instrumentation side of the business, and I guess I’m trying to understand what margin dynamics play there?
<A — Larry Kingsley>: The primary issue is obviously volume versus mix, but Dom give us the -
<A — Dominic Romeo>: Yeah, the margin from core versus the industrial are too far off. So it’s more of a volume-based decline than anything with mix, Matt.
<Q — Matt Summerville>: Okay, great. Thank you.
Operator: And next in queue we have Scott Graham with Ladenburg Thalmann. Please go ahead with your question.
<Q — Scott Graham>: Hey, good morning.
<A — Larry Kingsley>: Hi, Scott.
<Q — Scott Graham>: It’s kind of the same question that Mike asked earlier in terms of the progression during the quarter, but maybe more specific drill downs into some of your larger markets. You can skip water because I think I’m kind of pretty — I’m pretty familiar with that. But refined fuels and maybe even on the sanitary side of order, AI, DIY, just — and general manufacturing, chemical. Could you kind of talk about, Larry, Dom, how those orders kind of progressed?
<A — Larry Kingsley>: Okay. Yeah, let me give you some more anecdotal than quantitative by specific sub-end market, but actually maybe the easiest thing to do is classify it in three tiers, kind of good, okay and still lagging in terms of recovery and that would apply to both what we saw in terms of linearity in the quarter, but I think also what we’re going to see for the rest of the year. Our energy business was robust in the quarter and improved nicely and then we’ve continued to see a good second half, a lot of that driven by international activity, some project wins that certainly support that already.
But also there is infrastructure spend associated with some of the refined fuels applications, even some of the LPG, CNG applications that might kind of defy a logic given the fact that some of that exploration’s down, but on the downstream end of energy there’s still a pretty decent international spend assumption that we have built into the second half and frankly seeing the evidence of that. So I’ll skip water, because energy and water will lead FMT. Ag, we remain watchful on short term, but we think it comes back certainly with the end of the year.
The other good segments are obviously the core healthcare segments as I mentioned earlier, but that also would include, Scott, things like the dental equipment and the biotech applications. Also within the good category in terms of where we thought — where we saw a good performance during the quarter, we’ll see good second-half performance with the rescue tools. Again nice international project wins there and pretty good line of sight, as nice projects that we’ll see through the back half of the year.
On the — what was relatively linear, we’re not seeing current signs of big pickup and probably not through the back half of the year, so the second tier I would say food and bev [beverage] is kind of moving along not dour, not certainly turning south, but not expecting to pick up any time too soon. Some of the big pharma spend, we expect to be — continue to be flat for the back half.

And then mixed signals in semiconductor right now, where we do sell some equipment into the semiconductor space. Some of that’s improving; kind of changes in CapEx requirements, let’s say retool and re-outfit some of their manufacturing, in other cases, deferrals.
And then I would say, also within the okay category and probably flat assumptions for the back half of the year would be fire and BAND-IT per the prepared remarks, where fire had a great first half, their back half looks good, but we’re watching the last portion of their year just based on how muni [municipal] spend trends continue.
And as I said, BAND-IT has already seen a bottoming; we’re not seeing a huge lift, but BAND-IT did start to see signs of some positive growth in the markets that they serve. And it’s a pretty broad-based set of industrial markets in their case. And then on the ones that are lagging and that we don’t see coming back any time soon, it would be chemical, as we said, and I would say more of the factory automation equipment applications that we do serve to some degree. Those are going to lag the rest of our end markets in terms of recovery.
<Q — Scott Graham>: Okay. That’s most helpful, Larry. And I guess the one thing that I — it sounded like you’re coloring that for the whole idea that second quarter is a little bit seasonally better than the first quarter, right? You’ve discounted that within those comments?
<A — Larry Kingsley>: Not as much this year as last year seasonally, but yes, that’s correct.
<Q — Scott Graham>: Right, right. Okay. Last question, the restructuring, I mean is there anything — I mean it was — I assume it just remains you’re shooting for that 40-plus million linear progression in terms of the realizations, is that fair? I mean if we were to just straight-line that.
<A — Larry Kingsley>: Yeah, Scott, I would tell you that the numbers are consistent with what we said in the last quarter call. The good news is, I think, different from most of all the companies that we talk to out there that we’re largely done. We moved very quickly, very aggressively. The team did just an absolutely phenomenal job. You’d classify what we’re going to do going forward as more tweaking and stuff that improves our structural position so that we can further leverage going forward as we grow.
But, for the heavy lifting, a lot of it’s already under belt and your numbers that you’re have in, you can consistently model probably 30 to 35 million this year and north of 40 certainly as an annual savings that we’ll see out of the work done thus far.
<Q — Scott Graham>: Got you. Thanks very much.
<A — Larry Kingsley>: You bet.
Operator: [Operator Instructions]. The next question is from Christopher Glynn, Oppenheimer. Please go ahead with your question.
<Q — Christopher Glynn>: Thanks, good morning.
<A — Larry Kingsley>: Good morning.
<Q — Christopher Glynn>: On the operating margin guidance, 14 to 15% for the year, Larry, I think you emphasized 15% at the beginning of the call maybe with — as we were in the second quarter and with Dispensing kind of falling back, what do you see filling that in?
<A — Larry Kingsley>: Remember, Dispensing is about 10% of sales, and we’re not saying that Dispensing is going to fall back to where it was in the fourth quarter of ‘08 or the first quarter of this year. It’ll perform better based on the cost actions taken. So, it doesn’t have to be a large lift otherwise to offset what is the lack of volume in Dispensing.

<Q — Christopher Glynn>: Okay. And then, at FMT, it looks like there was a bigger difference between the underlying in the report this quarter than last, did you have some incremental kind of integration activities going on there? It looked like the acquisition is a little bit more of a drag and how does that go sequentially?
<A — Larry Kingsley>: If you look in the release, we specified the restructuring that we incurred in the quarter. You have that. The acquisitions, in terms of operating margin performance, are a bit of a drag. Yeah, for sure when you take the amortization in accordingly, is that — am I getting at your question?
<Q — Christopher Glynn>: Yeah, I think so. I mean just kind of wondering if there was some more inventory amortization or -?
<A — Larry Kingsley>: No.
<A — Dominic Romeo>: No.
<A — Larry Kingsley>: No. No, no.
<Q — Christopher Glynn>: Okay. And then just pricing on process instrumentation in general?
<A — Larry Kingsley>: In terms of our pricing or -?
<Q — Christopher Glynn>: Yeah, well, industry pricing, is there any more competitive bidding for process work that you’re seeing?
<A — Larry Kingsley>: We’re seeing a bit more competitive activity in the open bid environment. So in some of the municipal spend-associated projects than we have historically. In the classical portion, the majority of the market structure that we serve and by way of how we go to that market I would say it’s not any different than what we’ve seen historically. Price was a very little bit of a positive in the quarter, we’re not assuming any help from price in the back half of the year.
<Q — Christopher Glynn>: Okay, thanks for the help.
<A — Larry Kingsley>: You bet.
Operator: And the next question comes from Walt Liptak with Barrington Research.
<Q — Walter Liptak>: Hi. Good morning, everyone.
<A — Larry Kingsley>: Hi, Walt.
<Q — Walter Liptak>: My question you don’t — I’d like to go back to HST and just ask the question another way. The operating profit was about $1 million lower sequentially, but the sales were roughly the same, maybe down a little bit. And I understand your comments about under-absorption. Was there something else going on there with mix or some other costs running through there that aren’t going to be in the back half of the year?
<A — Larry Kingsley>: No, Walt, just the normal mix, I would characterize it that way, but there’s no abnormal cost increases or other items going through sequentially.
<Q — Walter Liptak>: Okay. Okay. All right. And then I want to ask you about — you mentioned the 30 to 35 million run rate for cost takeout this year. On a quarterly basis where are you at, are you at the full — like if you take the cost out for this quarter, annualize it you are in that range right now, or do you get a better cost takeout in the back half of the year?
<A — Larry Kingsley>: Get a little better from a full realization, but assume what you saw in the second quarter is indicative of where we’re already positioned to achieve.

<Q — Walter Liptak>: Okay. And then in your guidance you don’t assume a recovery, which I guess in this environment is very prudent. But, I wonder if there is something more behind that, is there customer discussions, is it just the corporate top-down view? How do you view the chances of a recovery?
<A — Larry Kingsley>: No, I would tell you, Walt, that nothing that’s customer specific that is anything of the sort. As a matter of fact, quote activity is actually pretty good and I think the way we would characterize it now is just as same as we had in the last call that there is a stickiness right now to getting stuff to the point of action, be it in the kind of classical private sector forms of stuff we typically do or in the open bid public project work that we do.
And I think what we’re going to find frankly is that there is going to be a lot of wait, wait, wait and urgency to get things done pretty quickly. And we’ve talked a lot internally about how we need to be prepared for that. We are prepared for it in terms of resources to apply and also how we need to probably work through the course of the recovery here to build our skid and systems capability in some of the businesses. Because I think in many cases they are not going to — the customers are not going to want to wait to get systems fully deployed. And so, we’re not going to be in a position where we can sell component products. We’re going to be developing and selling more of a systems content and we’re focused internally on how to take some of the available capacity and migrate into that.
So I think that we’re taking a prudent approach by looking at the second half of where we are. At the same time, there is nothing that’s customer specific that’s dour in any way, things appear to be okay. I’m not to get into too much detail, but when we look at the month of July thus far, things are certainly okay. And when we look at 2010, we think at this point in the game that there is good opportunity for some of the end markets that we’re in to come back pretty nicely.
<Q — Walter Liptak>: Okay. Okay. I hear you, all right. But let’s say that in the back half the recovery doesn’t happen, you mentioned that there’s still some tweaking going forward on leverage. I assume that means that you’re going to consolidate some operations. But if things get worse how much more cost can you take out or are you done with the real heavy lifting within the operations?
<A — Larry Kingsley>: Well, we can take out more costs. We do have additional levers, should we need to, that we can go apply, and we’ve got things that are ready for us to go ahead and work. However, the approach we took was, let’s get to what is the appropriate cost structure without impairing our ability to take share now or grow in the backside of this, to get right-sized for the environment, not spend our — what is the exit of this recession, trying to continually consolidate, but get to a position that we can build and highly leverage with a little bit of growth to the bottom line. And if you look at where we are now, we do think that against the pretty broad base of end markets, we’re not going to see further falloff, generally speaking.
Some, a little bit of sequential lift in the back half; some, a little bit of falloff, but in 2010 certainly prognosis for improvement. And the cost structure is already largely there, the tweaking has to do more with, as you said, finishing out integration activities with certain specific plans and a couple of small things that we think make sense to do that both improve our cost, but also improve our customer support capability.
And with a little bit of sales growth, we ought to see a very, very nice flow-through. So that’s the kind of the macro and IDEX-specific view I guess of our operations.
<Q — Walter Liptak>: Do you have a number for us on the percentage flow-through?
<A — Larry Kingsley>: Well north of what we’ve said historically. And historically as you know, we’ve said 35%. So we think that our opportunity is growth returns is much better than that.
<Q — Walter Liptak>: So again the 40 to 50% range?
<A — Larry Kingsley>: Yeah, exactly.
<Q — Walter Liptak>: Okay. All right. Thanks, guys.
<A — Larry Kingsley>: Sure.

Operator: Next in queue we have Charles Brady with BMO Capital Markets. Please go ahead with your question.
<Q>: Good morning. This is actually Tom Brinkman in for Charlie Brady. Just want to know about the sales mix within the Fire & Safety/Diversified Products. How it turned up this quarter? You mentioned last quarter that had an impact on margins, higher fire suppression, little bit lower BAND-IT revenue and just curious how that turned up this quarter?
<A — Larry Kingsley>: The mix was pretty consistent with what we saw in the first quarter in terms of a third, a third, a third. But Fire had a — has had a pretty decent first half. So actually if you think about our commentary first half to second half as Fire perhaps comes down we replace that with tools and with BAND-IT we should see stable to maybe improving second-half margins. Mix should be favorable in the second half.
<Q>: Okay, good. And also, you had some upbeat comments about the outlook for downstream energy markets in the second half on these international projects. Just curious if you can talk about what types of projects, is it new refineries, overhauls, expansions or non-refinery working? What your visibility is in terms of the duration of those projects?
<A — Larry Kingsley>: Yeah, where we’re seeing the best opportunities now, without getting into too much specificity for market, Street reasons, but basically it’s distribution of energy in areas of the world that are under-served today. So you can think about Asia and the Middle East, Europe, some senses where we think there — and we know there for that matter, are good opportunities to continue to grow our presence. And the projects have already got dollars allocated to them.
<Q>: Okay. Thank you.
Operator: And next in queue, we will take a follow-up question from Mike Schneider with Robert W. Baird. Please go ahead with your question.
<A — Larry Kingsley>: Hi, Mike.
<Q — Mike Schneider>: Hi. Dom, could you just give us some sense on raw materials, where you are in your curve and cost of goods sold and is there additional benefit versus price coming in Q3 versus Q2?
<A — Dominic Romeo>: Mike, there’s a bit of benefit in places like BAND-IT, but overall I would say the run rate in terms of ongoing is consistent with the second quarter. We’ll still see our continued global sourcing savings, which we discussed in the last call. But those have been fairly ratable over the first and second quarters. So I wouldn’t expect to see a major margin impact favorable other than places like BAND-IT where we’ve achieved some decent buying in terms of the first half versus second half.
<Q — Mike Schneider>: Sure. And then on BAND-IT, I was intrigued by your comments about BAND-IT getting better during the second quarter; I guess I view that as the best leading indicator within your portfolio. Could you give us just some more color on BAND-IT specifically?
<A — Dominic Romeo>: I said second quarter and not second half.
<Q — Mike Schneider>: Okay.
<A — Dominic Romeo>: Just to be clear and yeah, BAND-IT is a pretty good proxy for kind of base rate spend, it’s both project and MRO based and we don’t see a huge return to growth in BAND-IT, but positive signs, some of that again based on new products that we’re introducing and some specific wins. But we think that BAND-IT is toward the end of the year going to have a much better view of growth for 2010 in particular.
<Q — Mike Schneider>: And is there growth because of the new products or because markets are improving?
<A — Dominic Romeo>: A little of both.

<Q — Mike Schneider>: Okay.
<A — Dominic Romeo>: A little of both. Yeah.
<Q — Mike Schneider>: And then, Dom, on the guidance, am I right that the methodology has changed somewhat? Q1, you were including the Q1 charge and expense, but excluding all future restructuring and now the slides read that the annual guidance excludes all restructuring expenses for the year, including going back to Q1.
<A — Dominic Romeo>: No the annual guidance — the current guidance excludes another 0.02 to $0.03 in the second half, Mike, as Larry put that we’re still tweaking some of the potential additional actions. So, I would think of it more of a commentary with regard to how we did the bridging last time with regard to the second-half recovery. That 25 million and $0.13 on the Q1 chart is kind of the number that we haven’t seen that level of recovery at this point in the year.
<Q — Mike Schneider>: But the annual range now of $1.35 to $1.45, does that exclude the $0.05 of charges in the prior — in last quarter that is the first quarter?
<A — Dominic Romeo>: Yes.
<Q — Mike Schneider>: Okay. And then finally just on incremental margins, I calculated, at least excluding acquisitions, it looks it was about a 31% incremental or decremental margin this quarter. Do you have that number ex currency?
<A — Dominic Romeo>: I don’t have it in front of me, Mike. But the better way to maybe think about it is if you look at sequential Q1 to Q2 and that’s in that 40 to 50, actually a little bit higher percent range of the uptick. So, I’d look at it more that way as you look at the go-forward cost structure than going back to the prior year, but holding 31% on the decremental side with a 17, 18% decrease organically wasn’t exactly easy. So -
<Q — Mike Schneider>: No, indeed and impressive. Thanks again.
Operator: And with no further questions in queue, I’d like to turn the call back to Larry Kingsley.
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Okay. Thank you. Thank you all for joining. In summary, we’d say we feel good about where we stand at this point, largely as a result of having completed the actions as we just described. We’re at a good position.
We feel good about the fact that the markets are stable. We have signs of some potential improvement coming towards the very end of the year and into 2010. And I think the team has done a solid job with operating performance as you can see margin in great place and cash flow for the quarter just fantastic.
So in a good position now, looking forward, certainly watching the economy, but also working hard to make sure that we guarantee our own success.
Thanks for joining and we’ll look forward to talking to some of you through the course of the summer and everybody at next quarter’s call.
Operator: And ladies and gentlemen, that does conclude today’s teleconference. Thank you all once again for your participation.